Exhibit 99.1

Abeona Therapeutics Announces Pricing of $75 Million Underwritten Offering of Common Stock and Pre-Funded Warrants

CLEVELAND, May 3, 2024 – Abeona Therapeutics Inc. (Nasdaq: ABEO) (“Abeona” or the “Company”) today announced the pricing of an underwritten offering of 12,285,056 shares of its common stock and, in lieu of common stock, pre-funded warrants to purchase 6,142,656 shares of its common stock, at an offering price of $4.07 per share, which is equal to the closing price on Thursday, May 2, 2024, or $4.0699 per pre-funded warrant, which represents the per share offering price for the common stock less the $0.0001 per share exercise price for each pre-funded warrant. The pre-funded warrants will be immediately exercisable at a nominal exercise price of $0.0001 per share and may be exercised at any time until the pre-funded warrants are exercised in full. The closing of the offering is expected to occur on or about May 7, 2024, subject to the satisfaction of customary closing conditions.

The offering included participation from both new and existing investors, including Adage Capital Partners, L.P., Janus Henderson Investors, Nantahala Capital, Suvretta Capital, Vivo Capital, and other healthcare-dedicated investors.

Stifel is acting as the sole bookrunner for the offering.

The gross proceeds to Abeona from this offering are expected to be approximately $75 million, before deducting underwriting discounts and commissions and other offering expenses. Abeona intends to use the net proceeds from the offering primarily to fund preparations for resubmission of its BLA and for commercialization of its product candidate pz-cel, as well as for working capital and general corporate purposes.

The securities described above are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-256850) that was filed with the Securities and Exchange Commission (the “SEC”) on June 7, 2021 and amended on August 27, 2021 and October 19, 2021, and was declared effective by the SEC on October 22, 2021. When available, the prospectus supplement and the accompanying prospectus that form a part of the registration statement will be filed with the SEC and available on the SEC’s website at www.sec.gov. Copies of the prospectus supplement and the accompanying prospectus may also be obtained when available by contacting Stifel, Nicolaus & Company, Incorporated, Attention: Prospectus Department, One Montgomery Street, Suite 3700, San Francisco, CA 94104, by telephone at (415) 364-2720 or by email at syndprospectus@stifel.com.

The securities described above have not been qualified under any state blue sky laws. This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of Abeona being offered, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Abeona Therapeutics

Abeona Therapeutics Inc. is a clinical-stage biopharmaceutical company developing cell and gene therapies for serious diseases. Prademagene zamikeracel (pz-cel) is Abeona’s investigational autologous, COL7A1 gene-corrected epidermal sheets currently in development for recessive dystrophic epidermolysis bullosa. The Company’s fully integrated cell and gene therapy cGMP manufacturing facility served as the manufacturing site for pz-cel used in its Phase 3 VIITAL™ trial, and is capable of supporting commercial production of pz-cel if FDA approval is obtained. The Company’s development portfolio also features AAV-based gene therapies for ophthalmic diseases with high unmet medical need. Abeona’s novel, next-generation AAV capsids are being evaluated to improve tropism profiles for a variety of devastating diseases.

Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and that involve risks and uncertainties. We have attempted to identify forward-looking statements by such terminology as “may,” “will,” “believe,” “anticipate,” “expect,” “intend,” “potential,” and similar words and expressions (as well as other words or expressions referencing future events, conditions or circumstances), which constitute and are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, numerous risks and uncertainties, including, but not limited to, the satisfaction of customary closing conditions related to the offering; the timing and outcome of the Company’s Biologics License Application submission to the FDA for pz-cel, including as related to the Complete Response Letter received from the FDA; potential market opportunities and commercial launch strategies for pz-cel, if approved; the FDA’s grant of a Priority Review Voucher; continued interest in the Company’s rare disease portfolio; the timing of studies or study manuscript submissions; the Company’s ability to enroll patients in clinical trials; the outcome of future meetings with the FDA or other regulatory agencies, including those relating to preclinical programs; the ability to achieve or obtain necessary regulatory approvals; the impact of any changes in the financial markets and global economic conditions; risks relating to the recent decline in market price of the Company’s common stock in response to the Complete Response Letter; risks associated with data analysis and reporting; and other risks disclosed in the Company’s most recent Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise the forward-looking statements or to update them to reflect events or circumstances occurring after the date of this press release, whether as a result of new information, future developments or otherwise, except as required by the federal securities laws.

Investor and Media Contact:

Greg Gin

VP, Investor Relations and Corporate Communications

Abeona Therapeutics

ir@abeonatherapeutics.com

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